UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2006

Metabasis Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50785 (Commission File Number)	33-0753322 (I.R.S. Employer Identification No.)

11119 North Torrey Pines Road
La Jolla, California	92037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 587-2770

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On October 24, 2006, we entered into a two year Exclusive License and Research Collaboration Agreement with Idenix Pharmaceuticals, Inc.  Under the terms of the agreement, Metabasis’ HepDirect liver-targeting technology will be applied to proprietary Idenix compounds to develop second-generation nucleoside analog drug candidates for the treatment of hepatitis C virus.  The research term will be for two years and may be extended beyond two years by mutual agreement of the parties.  In addition, Idenix will have the option to terminate the research term upon the first anniversary of the effective date of the agreement or upon the achievement of certain development milestones during the research term.  Idenix will make an upfront payment of $2.0 million and provide us with research funding of up to $1.7 million per year during the research term for all activities at Metabasis related to the collaborative discovery efforts.  In the event a lead is identified, Idenix will assume development responsibility and we will be eligible to receive up to $23.5 million upon achievement of predetermined preclinical and clinical development milestones and an additional $40.0 million based on regulatory approvals. For any marketed products resulting from the collaboration, Idenix will retain full commercial rights and pay us a royalty on net sales.

We announced the collaboration in the press release attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

Number	Description
99.1	Press release of Metabasis Therapeutics, Inc. dated October 26, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METABASIS THERAPEUTICS, INC.
	By:	/s/ John W. Beck
John W. Beck Senior Vice President of Finance, Chief Financial Officer and Treasurer

Date: October 30, 2006

INDEX TO EXHIBITS

Number	Description
99.1	Press release of Metabasis Therapeutics, Inc. dated October 26, 2006.